UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SAN JUAN BASIN ROYALTY TRUST
(Name of Registrant as Specified In Its Charter)

Southwest Bank
Robert Lansford
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Southwest Bank and Robert Lansford (collectively, the “Southwest Bank Participants”) have made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying WHITE proxy card in connection with the solicitation of proxies for a special meeting of the unitholders of San Juan Basin Royalty Trust.

On October 14, 2016, the Southwest Bank Participants issued the following press release.

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Southwest Bank Commences Mailing of Proxy Materials and Sends Letter to
Unitholders of San Juan Basin Royalty Trust (SJT)

Urges Unitholders to Remove Compass Bank and Support Southwest Bank as Successor Trustee at Special Meeting

Vote the WHITE Proxy Card Today

FORT WORTH, TEXAS, October 14, 2016—Southwest Bank and Robert Lansford (collectively, the “Southwest Bank Participants”) today announced that they have sent the following letter to unitholders of the San Juan Basin Royalty Trust (the “Trust” or “SJT”) along with their definitive proxy materials for the special meeting of the Trust’s unitholders which were filed yesterday with the Securities and Exchange Commission. The Trust has not yet announced the date, time and location of the special meeting, but has set the record date for the special meeting as October 24, 2016. At the special meeting, unitholders of the Trust will vote on the removal of Compass Bank as trustee of the Trust and the nomination and appointment of Southwest Bank as the successor trustee.

The full text of the letter follows:

October 14, 2016

Dear San Juan Basin Royalty Trust Unitholder:

We are seeking your support to appoint Southwest Bank as the successor trustee for the San Juan Basin Royalty Trust (the “Trust”) at the upcoming special meeting of the Trust’s unitholders (the “Special Meeting”). As you may be aware, the Trust has called the Special Meeting at the request of many of you as unitholders in response to our prior solicitation for requests to call the Special Meeting so that you may exercise your right to consider whether to remove Compass Bank as the trustee of the Trust and nominate and appoint Southwest Bank as the successor trustee. We firmly believe that combining the independence and experience of Southwest Bank with the extensive historical knowledge of the Trust’s operations possessed by Southwest Bank’s royalty trust group professionals would be beneficial for the unitholders of the Trust.

CHOOSE SOUTHWEST BANK—VOTE THE WHITE PROXY CARD TODAY!

Continuity of Administration and Actual Royalty Trust Management Experience Valuable

In November 2015, Southwest Bank announced that Lee Ann Anderson had joined its royalty trust group following her departure from Compass Bank. Prior to joining Southwest Bank, Ms. Anderson served as the principal trust officer responsible for the Trust at the Trust’s current and predecessor bank trustees for approximately thirty years and personally interacted with many of you during those three decades. We believe that Ms. Anderson’s significant history and experience with the Trust coupled with that of the tenured staff of Southwest Bank’s royalty trust management group are compelling reasons for you to now desire a change in trusteeship for the Trust.

Changing from Compass Bank to Southwest Bank as trustee of the Trust actually will be a continuation of the experienced and tested service you have known, as Ms. Anderson will resume the role of principal trust officer for the Trust and reconnect with the team of legal, accounting and audit consultants she built over the years. The performance by the organization named as the trustee is ultimately dependent on the knowledge, experience and performance of the people who actually perform the trustee’s duties. Compass Bank’s retention of the role as trustee of the Trust following Ms. Anderson’s departure represents the first major change in the management of the Trust in thirty years.

We challenge Compass Bank’s assertion that it has the necessary expertise to administer the Trust. While Compass Bank claims credit for its role in administering the Trust for over ten years, we note that for over nine of those ten years, the Trust’s administration was handled principally by Ms. Anderson. Compass Bank implies that it has officers or employees with long-term experience with the Trust. In fact, without Ms. Anderson, Compass Bank has no current officer and only one employee with over a year of experience with the Trust, and that employee has served in a clerical support role with no responsibility for making decisions regarding compliance auditing, litigation or SEC reporting issues on behalf of the Trust. Furthermore, the remaining individuals with long-term Trust experience indicated by Compass Bank include outside vendors and advisors—they are not employees of Compass Bank. Compass Bank has continued to work with some of the team of outside consultants selected by Ms. Anderson. However, we believe that it is essential that someone with the necessary training and experience be in a position to receive, understand and apply the advice of those experts in the effective administration of the Trust. Following Ms. Anderson’s departure from Compass Bank, Compass Bank did not replace her with a trust officer with comparable royalty trust management experience or extensive historical knowledge of the Trust’s operations, including the pending Burlington litigation (or any prior litigation with Burlington) or the regulatory environment applicable to the Trust.

When the current trust officer for the Trust, Josh Peterson, was hastily promoted by the Trust to replace Ms. Anderson in September 2015, Mr. Peterson had accumulated only four days of background training with Ms. Anderson with respect to the Trust. In deposition testimony given in January 2016 in connection with the Trust’s pending litigation with Burlington, Mr. Peterson confirmed that he had little to no experience with:

•	the management of oil and gas assets or trusts prior to joining Compass Bank in 2014;

•	royalty trusts;

•	the accounting guidelines, procedures and best practices applicable to the oil and gas industry, including accounting procedures applicable to operating agreements;

•	SEC filing requirements for a publicly-traded entity;

•	the historical operations of the Trust prior to 2015 or any material role in its administration; or

•	the history of the 30-year relationship between the Trust and Burlington.

Ask yourself whether, for the same trustee fee structure that is in place for Compass Bank, you can be better served by the team at Southwest Bank with its 30-year history with the Trust bolstered by the opportunity in subsequent years to draw from and build on the experience of additional royalty trust management personnel who have actual experience as principal trust officers for royalty trusts.

Compass Bank states its belief that “experience and continuity of administration are in the best interests of the unitholders.” WE AGREE—CHOOSE SOUTHWEST BANK BY VOTING THE WHITE PROXY CARD!

Anticipated Administrative Cost Savings and Additional Unitholder Services

If Southwest Bank is appointed as successor trustee, Southwest Bank can leverage its experience from the administration of multiple royalty trusts and recognize efficiencies and valuable advantages in best practices for the Trust from the collaboration with trust administrators for other royalty trusts in Southwest Bank’s portfolio. For example, Southwest Bank has the ability to allocate the costs of a Sarbanes-Oxley and audit compliance program for its royalty trust accounts across all accounts resulting in cost savings to each account. In addition, the experience of Southwest Bank’s royalty trust group with the unique aspects of royalty trust administration will create additional opportunities for cost savings by permitting more decisions to be made internally at Southwest Bank without the need to rely on outside vendors and advisors for recommendations and training.

Specifically, Southwest Bank anticipates that it can offer the following benefits to the Trust and unitholders if appointed as successor trustee:

•	Estimated reduction in the Trust’s annual administrative costs of at least $200,000 through incorporating the Trust into the existing structure at Southwest Bank;

•	Individualized tax reporting for the Trust’s beneficial holders by using the vendors and process already established for other royalty trusts in Southwest Bank’s portfolio; and

•	Higher interest rates on the Trust’s reserve funds compared to rates historically earned through Compass Bank.

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Importantly, the Southwest Bank royalty trust management group already in place and centrally located in the Dallas/Fort Worth metroplex allows for cross-training and backup administration of all of Southwest Bank’s royalty trust accounts. The Compass Bank team is scattered across offices in Texas (Fort Worth and Houston), Florida and Alabama. We believe that our approach will lead to a more efficient administration of the Trust as it will permit a more effective transition of the Trust’s administration without the need to incur the expense and distraction of identifying, recruiting, retaining and training appropriately qualified individuals for the Trust’s principal trust officer role or other positions when a replacement becomes necessary.

Royalty Trusts are a Core Business for Southwest Bank

Southwest Bank has made the commitment to the administration of royalty trusts as part of its core business and is providing the resources and management that are required by that commitment. With a dedicated royalty trust group of nine employees with over 160 combined years of experience in administration of royalty trusts, Southwest Bank currently serves as the trustee for the following seven royalty trusts in the energy sector: Permian Basin Royalty Trust, Sabine Royalty Trust, Hugoton Royalty Trust, Cross Timbers Royalty Trust, Tidelands Royalty Trust “B”, Marine Petroleum Trust and Dominion Resources Black Warrior Trust. Southwest Bank also currently serves as the disbursing agent for the Westbrook-Thompson Royalty Trust.

In contrast, the Trust is the only royalty trust for which Compass Bank serves as trustee. We contend that the administration of a single royalty trust is not a core component of the business of Compass Bank or the global business of its parent entity, the multinational banking group Banco Bilbao Vizcaya Argentaria, N.A. (“BBVA”).

Southwest Bank offers a depth of experience and knowledge in the unique administration required by publicly-traded royalty trusts that Compass Bank simply does not have. Compass Bank’s experience in the administration of personal trusts and estates is significantly different from royalty trust administration. For example, royalty trust administration differs from personal trust and estate administration in that it requires knowledge of and experience with:

•	SEC reporting and disclosure requirements as well as the preparation of annual, quarterly and periodic SEC filings and regular unitholder communications;
•	Compliance with the Sarbanes-Oxley Act of 2002, including the design, implementation, assessment and certification by the trustee as to the Trust’s disclosure controls and procedures and internal controls over financial reporting;
•	Tax reporting issues specific to royalty trusts;
•	Stock exchange rules and policies on corporate governance, unitholder communications and unitholder approvals;
•	Stock transfer agent policies and procedures;
•	Maintenance of a dedicated up-to-date website for the royalty trust; and
•	Accounting guidelines, procedures and best practices applicable to the oil and gas industry, including accounting procedures applicable to operating agreements.

We believe that an inexperienced trust administrator who lacks the background or institutional knowledge of the Trust and the applicable regulatory framework will be at a disadvantage making decisions that impact the Trust and the unitholders and communicating and negotiating with the operator to find solutions. Furthermore, a trust administrator without this knowledge is far more likely to be more dependent on the advice and assistance of outside advisors, which will drive up the Trust’s administrative costs.

Southwest Bank’s commitment to include royalty trust administration in its core business and the size of its royalty trust management group will permit the Trust to be continuously administered by a team of professionals who are cross-trained and experienced in this type of trust administration for the life of the Trust. With the support of a fully dedicated royalty trust management group, we expect that over time the Trust would no longer be substantially dependent on the knowledge and efforts of any single individual, including Ms. Anderson. Such depth of coverage and flexibility is part of Southwest Bank’s business model to provide for contingencies before they happen. In contrast, Compass Bank had no employee with comparable trust management experience to fill Ms. Anderson’s position upon her departure—instead they promoted an inexperienced person to the role and now make the unsupported claim that they have been able to offer a higher level of service to the Trust since Ms. Anderson’s departure.

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Pending Burlington Litigation and the Audit Process

We believe that Southwest Bank, if appointed as successor trustee, would be in a strong position to more vigorously pursue claims in the pending lawsuit with Burlington on behalf of the Trust and the unitholders. It was Ms. Anderson who made the decision for Compass Bank to file the lawsuit against Burlington in July 2014 on behalf of the Trust, after consulting with the Trust’s legal and financial advisors with respect to the issues in the pending litigation. During her 30 years with the Trust, Ms. Anderson was the principal Trust representative interacting with Burlington and, when necessary, making claims on behalf of the Trust, including the 1992 litigation and the resulting 1996 settlement agreement, the 2005 arbitration and the current litigation which includes issues discovered during the compliance audit process developed, implemented and continually supervised by Ms. Anderson following the 1996 settlement agreement.

The compliance audit process is of critical importance to the Trust. The 1996 settlement with Burlington resulted in the Trust’s recovery of approximately $20 million. Since then, vigorous compliance auditing has resulting in the recovery of millions more. Ms. Anderson has the long-term experience in understanding and dealing with the complex issues which arise in auditing the operator of the Trust’s underlying properties. Mr. Peterson is learning on the job.

Despite Compass Bank’s assertion that the Trust has several long-term professionals who are “intimately familiar with all aspects of administering the Trust,” it was Ms. Anderson whom Burlington contacted in May 2016, seven months after she had joined Southwest Bank, to provide deposition testimony with respect to issues involved in the litigation, matters related to her participation in the 1996 settlement agreement negotiations with Burlington and her personal experience with Burlington personnel and representatives during her tenure as principal trust officer for the Trust. Mr. Peterson, the Trust’s current principal trust officer, previously testified in his January 2016 deposition in the litigation that he had no material role in the Trust’s administration prior to his appointment to replace Ms. Anderson in November 2015.

If appointed as successor trustee, Southwest Bank has no intention to change the law firms and experts representing the Trust in the pending litigation—many of whom were selected by Ms. Anderson while she was at Compass Bank. We maintain that Ms. Anderson’s personal knowledge would be extremely valuable in evaluating and providing input into the process leading up to the trial date.

Reduced Potential for Conflicts of Interest

Southwest Bank has been an independent community bank for 50 years. We believe that Southwest Bank, as a qualified independent bank with a reduced potential for conflict of interest, would be a more suitable trustee for the Trust than a large global bank. We contend that BBVA as a large global bank presents the potential for more conflicts of interest that could impact the ability of Compass Bank to serve the best interests of the unitholders.

At times, the trustee of a royalty trust may be required to pursue legal action on behalf of the royalty trust against the operator of the royalty trust’s properties to resolve a dispute. Conflicts may arise for the trustee if the operator or its affiliates are also significant banking customers of the trustee or its affiliates. We believe that large producers are more likely to conduct their banking business with large national or global banks like BBVA Compass than with an independent regional bank such as Southwest Bank. These banking relationships or opportunities can create a conflict of interest for the trustee which may consider the royalty trust to be less important to its business and profits.

We have already seen evidence of the abandonment by larger global banks of royalty trust operations inherited through acquisition activity. After serving as trustee of the Trust since 1994, the large global Bank One, N.A. resigned as trustee of the Trust in 2002 based on its determination that the administration of royalty trusts was not core to its long-term strategy. Bank One nominated TexasBank, an independent community bank, as successor trustee for the Trust. TexasBank successfully served as trustee of the Trust until it was acquired by the large regional Compass Bank in 2006 that in turn was acquired in 2007 by the multinational BBVA based in Madrid, Spain. Since Ms. Anderson remained at Compass Bank after the BBVA acquisition, the continuity of experience in the trustee role for the Trust was preserved until her departure from Compass Bank in 2015. Another example of abandonment by larger global banks is Bank of America, N.A., which acquired U.S. Trust, another royalty trust trustee. Bank of America subsequently determined that administration of royalty trusts was not part of its core business, and in 2014 Bank of America resigned as the trustee of seven royalty trusts and nominated Southwest Bank as successor trustee for approval by the respective unitholders. Southwest Bank’s appointment was approved by a majority of the respective unitholders or by the court in each case.

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In addition, while we are not aware of any actual current conflicts that exist with respect to Southwest Bank or any of its directors or executive officers through Southwest Bank’s role as successor trustee for the Trust, we are aware that Charles McMahen, one of the members of the board of directors of Compass Bank’s direct parent, BBVA Compass, is also a member of the board of directors of the general partner of Enterprise Products Partners LP. According to the Trust’s most recent Form 10-K filed with the SEC, Burlington as the operator of the Trust’s underlying properties has entered into contracts with Enterprise Field Services, LLC, a subsidiary of Enterprise Products, and one other mid-steam company for the gathering and processing of virtually all of the gas produced by the Trust’s underlying properties. In addition, Enterprise Products reports in its own SEC filings that it owns 100% of the Chaco gas processing facility in New Mexico where the gas is processed. We believe that Mr. McMahen’s position with Enterprise Products creates an increased potential for a conflict of interest for BBVA and Compass Bank as the revenues received from Enterprise Products and its subsidiaries under the contract will impact the amounts received by the Trust’s unitholders.

You deserve better. Despite what Compass Bank will try to tell you, the Southwest Bank royalty trust management group has far more actual experience with royalty trust management, far more actual knowledge of the Trust’s historical operations and its relationship with Burlington, no conflicts of interest and the opportunity to create meaningful cost-savings in the Trust’s administration.

VOTE THE WHITE PROXY CARD TODAY “FOR” THE REMOVAL OF COMPASS BANK
AS TRUSTEE OF THE TRUST AND THE NOMINATION AND APPOINTMENT OF
SOUTHWEST BANK AS SUCCESSOR TRUSTEE!

This is a pivotal moment for the Trust. Your vote is important. If you have any questions, or need assistance with your vote, please contact our proxy solicitor, Okapi Partners, at (212) 297-0720 or toll-free at (877) 279-2311 or by email at info@okapipartners.com. Thank you in advance for your support.

Sincerely,

Vernon Bryant
Chairman and Chief Executive Officer
Southwest Bank

Robert Lansford

About Southwest Bank

Proudly serving North Texas for 50 years, Southwest Bank is the largest locally owned, independent bank in Tarrant County. In addition to full-service banking centers in Fort Worth, Dallas, Arlington, Burleson, Grapevine, Mansfield and Saginaw, Southwest Bank maintains mortgage offices in Fort Worth, Dallas and Austin and a royalty trust management office in Dallas. Southwest Bank values its customers and believes in building loyal, lasting relationships through personalized service, honesty and integrity. For more information, visit www.SouthwestBank.com. Member FDIC.

Contacts:	Lee Ann Anderson	Okapi Partners
	Senior Vice President and Senior Trust Administrator	Patrick McHugh/Charles Garske/Lydia Mulyk
	Southwest Bank	(212) 297-0720
	(817) 298-5587	(877) 279-2311 (Toll-Free)

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Participants in the Solicitation

Each of Southwest Bank and Robert Lansford (the “Southwest Bank Participants”) are participants in the solicitation of proxies in connection with the Special Meeting of the Unitholders of the Trust (the “Special Meeting”). Information regarding the Southwest Bank Participants and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the definitive proxy statement filed by the Southwest Bank Participants with the Securities and Exchange Commission the (“SEC”) on October 13, 2016.

Additional Information

On October 13, 2016, the Southwest Bank Participants filed with the SEC a definitive proxy statement and an accompanying WHITE proxy card to be used to solicit proxies in connection with the Special Meeting (the “SWB Special Meeting Proxy Statement”). UNITHOLDERS ARE URGED TO READ THE SWB SPECIAL MEETING PROXY STATEMENT AND, WHEN THEY BECOME AVAILABLE, OTHER DOCUMENTS RELATED TO THE SOLICITATION OF UNITHOLDERS FOR USE AT THE SPECIAL MEETING BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROXY SOLICITATION. The SWB Special Meeting Proxy Statement is, and all other related documents when filed by the Southwest Bank Participants with the SEC will be, available at no charge on the SEC’s web site at www.sec.gov. Unitholders may also obtain a copy of the SWB Special Meeting Proxy Statement, without charge, by contacting the Southwest Bank Participants’ proxy solicitor, Okapi Partners, at its toll-free number: (877) 279-2311 or at info@okapipartners.com.

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